EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D relating to the common stock of Aries Maritime Transport Limited, to which this agreement is attached as an exhibit, is filed on behalf of each of the undersigned.  The undersigned further agree that any amendments thereto shall be filed on behalf of each of them.

Dated: October 22, 2009

S. Goldman Advisors, LLC

By:	/s/ Sheldon M. Goldman
	Name:	Sheldon M. Goldman
	Title:	Senior Managing Director

/s/ Sheldon M. Goldman
Sheldon M. Goldman